                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Registration Statement of 13,100,000 Common Units related to limited partner interests in Ferrellgas Partners, L.P., on Form S-1 of our report dated November 5, 1993, on Ferrellgas Inc. (which expressed an unqualified opinion and included explanatory paragraphs concerning an uncertainty involving an income tax matter and the change in the Company's method of accounting for income taxes), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated November 5, 1993 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

  We also consent to the use in this Registration Statement of 13,100,000 Common Units related to limited partner interests in Ferrellgas, L.P., on Form S-1 of our report dated April 27, 1994 on Ferrellgas Partners, L.P., appearing in the Prospectus, which is part of this Registration Statement.

  We also consent to the reference to us under the headings "Selected Historical and Pro Forma Consolidated Financial and Operating Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE
Kansas City, Missouri
April 27, 1994